UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of report (Date of earliest event reported) April 4, 2006


                              BOWATER INCORPORATED
             (Exact name of registrant as specified in its charter)


     Delaware                         1-8712                    62-0721803
(State or other jurisdiction       (Commission                (IRS Employer
of incorporation)                  File Number)             Identification No.)


                             55 East Camperdown Way
                                  P.O. Box 1028
                        Greenville, South Carolina 29602
               (Address of principal executive offices) (Zip Code)

                                 (864) 271-7733
              (Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry Into a Material Definitive Agreement

     On April 4, 2006, Bowater Incorporated (the "Company") entered into an Employment Agreement with David J. Paterson (the "Agreement"), pursuant to which the Company will employ Mr. Paterson as President and Chief Executive Officer, reporting to the Board of Directors, commencing on May 1, 2006. The terms of the Agreement are summarized below:

Position: President and Chief Executive Officer.

Annual Compensation: Mr. Paterson will receive an annual base salary of $825,000. Under the Company's annual incentive plan, he will be eligible for an annual bonus with target payout equal to 68% of his base salary and a maximum payout of 136% of his base salary. For the year ending December 31, 2006, Mr. Paterson will be guaranteed a bonus of $374,000 that is payable in 2007.

Restricted Stock Units: Mr. Paterson will also receive a grant of 50,000 shares of restricted stock units, which the Company intends to grant under its 2006 Stock Option and Restricted Stock Plan that will be voted upon at the Company's 2006 annual meeting of shareholders. This grant was made partly in recognition of various equity and cash forfeitures incurred by Mr. Paterson as a result of entering into this Agreement. The shares will vest in full after the earlier of one year or the termination of Mr. Paterson's employment by the Company without cause or by Mr. Paterson for good reason.

Options: The Company will grant Mr. Paterson options to purchase 250,000 shares of the Company's common stock (the "Options"). The exercise price of the Options shall be the fair market value of the Company's common stock on the date of grant, May 1, 2006. The Options will vest ratably over three years and have a ten year exercise term. The Options also will be subject to the terms and conditions that apply generally to unexercised options previously granted by the Company.

Benefits: During the term of the Agreement, Mr. Paterson will be entitled to receive perquisites and participate in incentive and benefit plans that the Company provides for its senior executives.

Severance: If Mr. Paterson's employment is terminated for reasons other than death, disability, retirement, or cause, he will receive a lump sum severance payment equal to twice his base salary at the time of termination plus between two and three times the last annual bonus paid to Mr. Paterson.

Change of Control: The Agreement anticipates that, following the commencement of Mr. Paterson's employment, the Company and Mr. Paterson will enter into a change of control agreement, which the Company anticipates will be similar to its change of control agreements with its current executives. If Mr. Paterson is eligible for both a severance payment under the Agreement and a payment under the change of control agreement, he may elect which of those payments he shall receive.

Noncompetition: The Agreement contains noncompetition, nonsolicitation and nondisclosure provisions.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On April 4, 2006, the Company announced the appointment of David J. Paterson as the Company's President and Chief Executive Officer. Mr. Paterson will assume his duties with the Company on May 1, 2006. The Company will employ Mr. Paterson pursuant to the terms of the Employment Agreement as described under Item 1.01 of this Form 8-K. The news release containing this announcement is attached as Exhibit 99.1.

     Mr. Paterson, age 51, has been Executive Vice President of Georgia-Pacific Corporation, in charge of its Building Products Division since 2003. At various times since 2000, Mr. Paterson has been responsible for Georgia-Pacific's Pulp and Paperboard Division, Paper and Bleached Board Division, and Communication Papers Division. Mr. Paterson joined Georgia-Pacific in 1987. Mr. Paterson holds a Bachelor of Science degree from the School of Industrial and Labor Relations, Cornell University and a Masters in Business Administration from the University of Michigan.

     In 2005, Georgia-Pacific resold approximately $80 million of paper produced by Bowater at typical market prices and commission rates. Bowater also sold approximately $13 million of fiber and steam to Georgia-Pacific in 2005. These transactions are expected to continue at approximately the same level for 2006.

     In January 2006, Mr. Nemirow announced that he intended to retire during 2006. On April 4, 2006, Mr. Nemirow announced his retirement as Bowater's
President and Chief Executive Officer effective April 30, 2006. Accordingly, and as required by Section 4.15 of the Company's By-Laws, Mr. Nemirow has resigned from the board upon the effectiveness of his retirement. The Board is expected to re-elect Mr. Nemirow in May as a Class II director and as Chairman of the Board. The Company expects that Mr. Nemirow will remain as non-executive Chairman until later this year.

Item 9.01.  Financial Statements And Exhibits

     (d) Exhibits.

99.1 Press Release of Bowater Incorporated April 4, 2006.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            BOWATER INCOPORATED
                                            (Registrant)



Date:  April 10, 2006                       By:     /s/ Ronald T. Lindsay
                                                   ----------------------------
                                            Name:  Ronald T. Lindsay
                                            Title: Senior Vice President -
                                                   General Counsel and
                                                   Secretary